NEWS RELEASE

FOR IMMEDIATE RELEASE

SANDY SPRING BANCORP TO REDUCE FOURTH QUARTER
DIVIDEND TO $0.01 PER SHARE

Olney, Maryland, November 19, 2009 -- Sandy Spring Bancorp, Inc. (NASDAQ: SASR), the parent company of Sandy Spring Bank, announced that the board of directors has reduced the company's common stock dividend for the fourth quarter to $0.01 from $0.12 per share, payable December 17, 2009, to shareholders of record on December 7, 2009.  This action will enable the company to retain an additional $7.3 million in common equity per year.

“Our action today reflects our commitment to maintaining a strong balance sheet as we continue to work our way through the current economic cycle,” said Daniel J. Schrider, President and Chief Executive Officer.  “While our capital levels are healthy and exceed the regulatory requirements to be considered ‘well-capitalized,’ we believe that taking this further step to conserve shareholders’ equity is a prudent business decision in light of current economic conditions.  While we recognize the importance of the cash dividend to many of our shareholders, we believe it is in the best long-term interest of shareholders to be conservative in our capital planning.  With this action, we intend to defer consideration of any capital raising transaction until we consider market conditions to be more advantageous.”

About Sandy Spring Bancorp/Sandy Spring Bank

With $3.6 billion in assets, (Nasdaq:SASR) Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation, The Equipment Leasing Company and West Financial Services, Inc. Sandy Spring Bancorp is the oldest and largest publicly traded banking company headquartered and operating in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 42 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George's counties in Maryland, and in Fairfax and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance and investment management services. Visit www.sandyspringbank.com to locate an ATM near you or for more information about Sandy Spring Bank.

For additional information or questions, please contact:
Daniel J. Schrider, President & Chief Executive Officer, or
Philip J. Mantua, Executive V.P. & Chief Financial Officer
Sandy Spring Bancorp
17801 Georgia Avenue
Olney, Maryland 20832
1-800-399-5919
E-mail: DSchrider@sandyspringbank.com
                             PMantua@sandyspringbank.com
Web site:  www.sandyspringbank.com